Exhibit 99.1

Contact: Mark Polzin
Phone: 314-982-1758

EMERSON NAMES FRANK STEEVES AS GENERAL COUNSEL

Wayne Withers To Retire After 18 Years With Company

ST. LOUIS, February 20, 2007 – Emerson (NYSE:EMR) announced today that Frank L. Steeves, 53, vice-chairman of the Milwaukee-based law firm von Briesen & Roper, has been named senior vice president, secretary and general counsel. He will replace W. Wayne Withers, who will retire on September 30, 2007, after 18 years as Emerson’s general counsel.

For nearly 20 years, Steeves has worked as an outside attorney representing Emerson and many of its businesses on a range of legal issues. He will assume his new responsibilities on March 15. Withers, 66, will remain executive vice president until his retirement and will work closely with Steeves during the transition.

“Frank is an experienced corporate attorney, a capable manager and an active community leader. We have known him for many years, and Emerson has been well served by his counsel,” said David N. Farr, Emerson chairman, chief executive officer, and president. “He also brings to Emerson a diverse record of achievement and a level of global experience that will be valuable as we continue to meet new and expanding opportunities around the world.

“Wayne has done an outstanding job over the past 18 years,” Farr continued. “Emerson’s sales have nearly tripled and we have become much more international since he joined us in 1989. Wayne has ensured that our legal capabilities have kept pace with the growth of our business. He is also widely admired within the company for his legal expertise and his sound judgment. We will miss him professionally and personally, and we wish him every happiness when he begins his retirement later this year.”

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Steeves also serves as chairman of the litigation practice group at von Briesen & Roper, a firm he joined in 2001. Prior to that, for 21 years he was an attorney and later a partner with Crivello, Carlson, Mentkowski & Steeves and its predecessor firm, serving the final six years as president. He has also worked as a staff attorney with the Wisconsin State Public Defender and with the Enforcement Division of the U.S. Consumer Product Safety Commission in Washington, D.C.

Steeves is a member of the State Bar of Wisconsin and the American Bar Association, and has a number of professional affiliations.

A long-time resident of the Milwaukee area, he has been active in the community and has played a leading role in the redevelopment of Milwaukee’s lakefront. His civic activities include founding and serving as co-chairman of the city’s Discovery World Museum. Steeves is a member of the Milwaukee Mayor’s Club and also has been a member of the Wisconsin Zoological Society Grants Board and chairman of a Wisconsin Sesquicentennial Project.

He graduated from Marquette University with a bachelor’s degree in political science and received a juris doctorate degree from the Marquette University Law School. Steeves, who has two grown children, will relocate to St. Louis.

Withers joined Emerson as senior vice president, secretary and general counsel in November 1989. He was named executive vice president in 2004. He previously had been a division vice president and associate general counsel with Monsanto, a company he joined in 1968.

Withers has received the Missouri Supreme Court’s Chief Justice’s Award for his leadership in defending the rule of law and the impartiality of the courts, and he is a member of the Warren E. Burger Society of the National Center for State Courts. The Burger Society recognizes individuals who have demonstrated the highest commitment to improving the administration of justice.

He is a long-time trustee of the Missouri Historical Society, and served as its chairman from 2002-2004. He is also a director of the World Agricultural Forum.

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About Emerson

Emerson (NYSE: EMR), based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2006 were $20.1 billion. For more information, visit www.Emerson.com.

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